As filed with the Securities and Exchange Commission on April 30, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERSOURCE ENERGY

(Exact name of registrant as specified in its charter)

Massachusetts	04-2147929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Cadwell Drive, Springfield, MA	01104
(Address of Principal Executive Offices)	(Zip Code)

Eversource 401(k) Plan

(Full title of the plan)

GREGORY B. BUTLER

Executive Vice President and General Counsel

Eversource Energy

56 Prospect Street

Hartford, Connecticut 06103-2818

(Name and address of agent for service)

(800) 286-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum Offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares, $5.00 par value per share	5,000,000	$70.185	$350,925,000.00	$42,532.11

(1)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), also includes such indeterminate number of common shares as may be issued as a result of adjustment by reason of a share dividend, share split, recapitalization or other similar event.

(2)      Estimated solely for purposes of determining the registration fee. This amount was calculated in accordance with Rule 457(c) of the Securities Act and based on the average high and low sale prices of the registrant’s common shares as reported on the New York Stock Exchange on April 23, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.

The information required by Item 1 is included in documents sent or given to participants covered in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Eversource Energy, a voluntary association and Massachusetts business trust (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, are incorporated by reference in this Registration Statement:

(a)                                 The Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(b)                                 The Company’s Current Report on Form 8-K filed with the SEC on February 6, 2019;

(c)                                  The description of the Company’s Common Shares to be offered hereby contained in the Company’s Registration Statement on Form S-3 (333-211062) filed on May 2, 2016, including any amendments or reports filed for the purpose of updating such description; and

(d)                                 The Eversource 401(k) Plan (the “Plan”) Annual Report on Form 11-K for the fiscal year ended December 31, 2017 filed with the Commission on June 15, 2018.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.                                                         Interests of Named Experts and Counsel.

The legality of the Common Shares offered pursuant to this Registration Statement will be passed on for the Company by Richard J. Morrison, Esq., Deputy General Counsel and Corporate Secretary of Eversource Energy Service Company, a service company affiliate of Eversource Energy.  As of April 29, 2019, Mr. Morrison beneficially owned approximately 8,138 Common Shares of Eversource Energy.

Item 6.                                                         Indemnification of Directors and Officers.

Article 34 of our Declaration of Trust provides that the Trustees, officers, agents or any other representative elected or appointed pursuant to any provision thereof shall not be liable for any act or default on the part of any co-Trustee, or other officer or agent, or for having permitted any co-Trustee or other officer or agent to receive or retain any money or property receivable by the Trustees under the Declaration of Trust, or for errors of judgment in exercising or failing to exercise any of the powers or discretions conferred upon or resting upon them, or for any loss arising out of any investment, or for failure to sue for or to collect any moneys or property belonging to the trust estate, or for any act or omission to act, performed or omitted by them in good faith in the execution of the trusts created under the Declaration of Trust. Each Trustee and every such officer, agent or representative shall be answerable and accountable only for his or her own receipts and for his or her own willful acts, neglects and defaults constituting a breach of trust knowingly and intentionally committed by him or her in bad faith, and not for those of any other, or of any bank, trust company, broker, attorney, auctioneer or other person with whom or into whose hands any property forming part of the trust estate may be deposited or come, or by whom any action relating to the trusts created under the Declaration of Trust may be taken or omitted to be taken; nor shall any Trustee or any such officer, agent or representative be liable or accountable for any defect in title, or for failing to transfer to or vest in the Trustees title to any property or effects for the time being subject to any of the trusts of these presents, or intended or believed to be so subject, or for failing to take out or maintain any or sufficient insurance or for liens or encumbrances upon any such property or effects, or for lack of genuineness or for invalidity of the common shares, bonds or other obligations or instruments forming part of or relating to the trust estate, or for any loss, or otherwise, unless the same shall happen through such Trustee’s own willful act, neglect or default constituting a breach of trust knowingly and intentionally committed by him or her in bad faith; and the Trustees and each of them and each such officer, agent or representative shall be entitled out of the trust estate to reimbursement for their or his or her reasonable expenses and outlays and to be put in funds and exonerated and indemnified to their or his or her reasonable satisfaction from time to time, against any and all loss, costs, expense and liability incurred or to be incurred by them or him or her in the execution of the trusts created under the Declaration of Trust; and no Trustee, however appointed, shall be obliged to give any bond or surety or other security for the performance of any of his or her duties in the said trusts.

In addition, and without limiting the protection afforded to them, no Trustee, officer, agent or representative shall be liable for monetary damages for breach of fiduciary duty as a Trustee, officer, agent or representative, notwithstanding any provision of law imposing such liability; provided, however, that the provisions of this paragraph shall not be deemed to eliminate or limit any liability which such Trustee, officer, agent or representative would otherwise have under the provisions of the Declaration of Trust (1) for any breach of such person’s duty of loyalty to the association or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which such person derived an improper personal benefit.

Article 34 of the Declaration of Trust also provides that we shall indemnify each of its Trustees and officers against all losses, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person’s being or having been such a Trustee or officer, except with respect to any matters as to which such person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her acting was in our best interests. The Declaration of Trust provides, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless a determination is made that indemnification of the Trustee or officer is proper under the circumstances because such Trustee or officer acted in good faith in the reasonable belief that such person’s acting was in the best interest of the association. Such determination shall be made (1) by the Board of Trustees by a majority vote of a quorum consisting of Trustees who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

In performing their duties, any such Trustee or officer who acts in good faith shall be fully protected in relying upon the books of account of the association or of another organization in which he or she serves as contemplated by the Declaration of Trust, reports, opinions and advice to the association or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care or upon other records of the association or of such other organization.

Expenses incurred by any Trustee or officer with respect to any action, suit or proceeding as described above may be paid or advanced by the association prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Trustee or officer to repay such amount if upon final disposition thereof he or she shall not be entitled to indemnification.

The rights of indemnification provided by the Declaration of Trust are not exclusive of or affect any other right to which any Trustee or officer may be entitled and all such rights shall inure to the benefit of such person’s heirs, executors, administrators and other legal representatives. Such other rights shall include the powers, immunities and rights of reimbursement which would be allowable under the laws of the Commonwealth of Massachusetts. We also maintain an insurance policy that insures our Trustees and officers against certain liabilities.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Exhibit No.	Description
3.1	Declaration of Trust of Eversource Energy, as amended through May 3, 2017 (Exhibit 3.1, Eversource Energy Form 10-Q filed on May 5, 2017).
4.1	Eversource 401(k) Plan Amended and Restated Effective January 1, 2018.
5.1*	Opinion of Richard J. Morrison, Esq.
5.2

The Registrant has, in accordance with the provisions of Form S-8, submitted the Eversource 401(k) Plan, and undertakes to submit any amendment thereto, to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan

23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Richard J. Morrison, Esq. (included in Exhibit 5.1)
23.3*	Consent of Fiondella, Milone & LaSaracina LLP
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith

Item 9.                                                         Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Declaration of Trust of Eversource Energy, as amended through May 3, 2017 (Exhibit 3.1, Eversource Energy Form 10-Q filed on May 5, 2017).
4.1	Eversource 401(k) Plan Amended and Restated Effective January 1, 2018.
5.1*	Opinion of Richard J. Morrison, Esq.
5.2

The Registrant has, in accordance with the provisions of Form S-8, submitted the Eversource 401(k) Plan, and undertakes to submit any amendment thereto, to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan

23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Richard J. Morrison, Esq. (included in Exhibit 5.1)
23.3*	Consent of Fiondella, Milone & LaSaracina LLP
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eversource Energy, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts on the 30th day of April, 2019.

EVERSOURCE ENERGY
(Registrant)

By:	/s/ PHILIP J. LEMBO
Philip J. Lembo
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory B. Butler, Philip J. Lembo and Richard J. Morrison and each of them, his true and lawful attorneys-in-fact  and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and all amendments (including, without limitation, post-effective amendments) thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES J. JUDGE	Chairman of the Board, President and Chief Executive Officer, and a Trustee (Principal Executive Officer)	April 30, 2019
James J. Judge

/s/ PHILIP J. LEMBO	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 30, 2019
Philip J. Lembo

/s/ JAY S. BUTH	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 30, 2019
Jay S. Buth

Signature	Title	Date

/s/ COTTON M. CLEVELAND	Trustee	April 30, 2019
Cotton M. Cleveland

/s/ SANFORD CLOUD, JR.	Trustee	April 30, 2019
Sanford Cloud, Jr.

/s/ JAMES S. DISTASIO	Trustee	April 30, 2019
James S. DiStasio

/s/ FRANCIS A. DOYLE	Trustee	April 30, 2019
Francis A. Doyle

/s/ LINDA DORCENA FORRY	Trustee	April 30, 2019
Linda Dorcena Forry

/s/ JOHN Y. KIM	Trustee	April 30, 2019
John Y. Kim

/s/ KENNETH R. LEIBLER	Trustee	April 30, 2019
Kenneth R. Leibler

/s/ WILLIAM C. VAN FAASEN	Trustee	April 30, 2019
William C. Van Faasen

/s/ FREDERICA M. WILLIAMS	Trustee	April 30, 2019
Frederica M. Williams

/s/ DENNIS R. WRAASE	Trustee	April 30, 2019
Dennis R. Wraase

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on April 30, 2019.

EVERSOURCE 401k PLAN
(Registrant)

By:	/s/ CHRISTINE M. CARMODY
Christine M. Carmody
Executive Vice President-Human Resources and Information Technology of Eversource Energy Service Company and Chair of the Eversource Energy Service Company Plan Administration Committee